ARTICLES OF AMENDMENT TO THE ARTICLES OF INCORPORATION OF PACE HEALTH MANAGEMENT SYSTEMS, INC.

TO THE SECRETARY OF STATE OF THE STATE OF IOWA:

Pursuant to Section 602 of the Iowa Business Corporation Act (the "Act"), Pace Health Management Systems, Inc. (the "Company") adopts the following amendment (the "Amendment") to its Articles of Incorporation:

1. The name of the Company is Pace Health Management Systems, Inc.

2. The Company's Restated Articles of Incorporation, filed with the Iowa Secretary of State on May 3, 1996 (the "Restated Articles of Incorporation") authorizes a class (or classes) of up to five million (5,000,000) shares of preferred stock (the "Preferred Stock"), and provides that such Preferred Stock may be issued from time to time in one or more series and vests authority in the Board of Directors to fix or alter the rights, preferences, privileges, restrictions and other matters granted to or imposed upon any wholly unissued series of the Preferred Stock.

3. Through previous amendments to the Restated Articles of Incorporation, the Company has heretofore authorized for issuance 4,000,000 shares of Series A Convertible Preferred Stock, no par value, and 15,000 shares of Series B Convertible Preferred Stock, no par value.

4. The Restated Articles of Incorporation are hereby amended by designating an additional series of the Company's Preferred Stock, such series to be known as Convertible Preferred Stock, Series C (the "Series C Convertible Preferred Stock"). The preferences, limitations and relative rights of the Series C Convertible Preferred Stock shall be as follows:

   A. **Authorized Number, Issuance.** As stated above, the shares of such series shall be designated as "Convertible Preferred Stock, Series C," and the number of shares constituting the Series C Convertible Preferred Stock shall be Eight Thousand (8,000). The Series C Convertible Preferred Stock may be issued and sold by the Company at the discretion of its Board of Directors.

   B. **Par Value.** The Series C Convertible Preferred Stock shall have no par value.

   C. **Designation.** The rights, preferences, privileges, restrictions and other matters relating to Series C Convertible Preferred Stock are as follows:

      i) **Dividend Rights.** Holders of Series C Convertible Preferred Stock shall be entitled to receive cash dividends on an as converted basis from time to time, only when, as and if declared by the Board of Directors, and only out of funds that are legally available therefor.

      ii) **Voting Rights.** Subject to the Act, the Series C Convertible Preferred Stock shall be non-voting until such shares are converted into shares of

common stock pursuant to the Plan of Recapitalization of the Company (as defined in the Private Placement Memorandum (the "Memorandum") of the Company, dated January 16, 2007, the "Plan of Recapitalization").

iii) **Liquidation Rights.**

a) Upon any Event of Liquidation (as defined below) whether voluntary or involuntary, before any distribution or payment shall be made to the holders of any other stock of the Company, the holders of Series C Convertible Preferred Stock shall be entitled to be paid out of the assets of the Company, *pari passu* with the Series B Stock (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), the Liquidation Preference Amount (hereinafter defined) for each share of Series C Convertible Preferred Stock held by them.

b) After the payment of the full liquidation preference of the Series C Convertible Preferred Stock as set forth in Section 3(a) above, the remaining assets of the Company legally available for distribution, if any, shall be distributed ratably to the holders of any preferred stock junior to the Series C Convertible Preferred Stock, if any, and to the holders of common stock of the Company ("Common Stock") and the holders of Series C Convertible Preferred Stock shall not participate in any such distribution.

c) For purposes of this Subsection iii, an "Event of Liquidation" shall mean any liquidation, dissolution or winding up of the Company, whether voluntary or involuntary; and For the purposes of this Subsection iii, the "Liquidation Preference Amount" shall be equal to $250.00 per share of any then unconverted Series C Preferred Stock.

d) If, upon any liquidation, distribution, or winding up, the assets of the Company shall be insufficient to make payment in full to all holders of Series C Convertible Preferred Stock of the liquidation preferences set forth in Section 3(a), then such assets shall be distributed among the holders of Series C Convertible Preferred Stock *pari passu* with the Series B Stock and any holders of any other preferred stock equal to the Series C Convertible Preferred Stock at the time outstanding, ratably in proportion to the full amounts to which they would otherwise be respectively entitled.

iv) **Redemption.** There shall be no obligation on the part of the Company to redeem any shares of Series C Convertible Preferred Stock.

v) **Conversion Rights.** The holders of Series C Convertible Preferred Stock shall have the following rights with respect to the conversion of Series C Convertible Preferred Stock into shares of Common Stock:

a) **Conversion Rate.** The conversion rate in effect at any time for conversion of the Series C Convertible Preferred Stock (the "Series C Convertible Preferred Stock Conversion Rate") shall be the quotient obtained by dividing the Liquidation Preference Amount by the Conversion Price (as defined below).

b) **Conversion Price.** The conversion price for Series C Convertible Preferred Stock (the "Conversion Price") shall initially be two and 50/100 dollars ($2.50) per share of Common Stock, such Conversion Price to be effective after the Plan of Recapitalization is approved by the stockholders of the Company and adopted/ implemented by the Board of Directors. Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 5. All references to Conversion Price herein shall mean the Conversion Price as so adjusted.

c) **Fractional Shares.** No fractional shares of Common Stock shall be issued upon conversion of Series C Convertible Preferred Stock. All shares of Common Stock (including fractions thereof) issuable upon conversion of more than one share of Series C Convertible Preferred Stock by a holder thereof shall be aggregated for purposes of determining whether the conversion would result in the issuance of any fractional share. If, after the aforementioned aggregation, the conversion would result in the issuance of any fractional share, the Company shall, in lieu of issuing any fractional share, pay cash equal to the product of such fraction multiplied by the Common Stock's fair market value (as determined by the Board of Directors) on the date of conversion.

d) **Notices.** Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All notices shall be addressed to each holder of record at the address of such holder appearing on the books of the Company.

e) **Mechanics of Conversion.** Each holder of Series C Convertible Preferred Stock who converts the same into shares of Common

Stock pursuant to this Section 5 shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Company or any transfer agent for Series C Convertible Preferred Stock, and shall give written notice to the Company at such office that such holder elects to convert the same. Such notice shall state the number of shares of Series C Convertible Preferred Stock being converted. Thereupon, the Company shall promptly issue and deliver at such office to such holder a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and shall promptly pay in cash or, to the extent sufficient funds are not then legally available therefor, in Common Stock (at the Common Stock's fair market value determined by the Board of Directors as of the date of such conversion), any declared and unpaid dividends on the shares of Series C Convertible Preferred Stock being converted. Such conversion shall be deemed to have been made at the close of business on the date of such surrender of the certificates representing the shares of Series C Convertible Preferred Stock to be converted, and the person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Common Stock on such date.

f) **Adjustment for Stock Splits and Combinations.** If the Company shall at any time or from time to time after the date that the first share of Series C Convertible Preferred Stock is issued (the "Series C Original Issue Date") effect a subdivision of the outstanding Common Stock without a corresponding subdivision of Series C Convertible Preferred Stock, the Conversion Price in effect immediately before that subdivision shall be proportionately decreased. Conversely, if the Company shall at any time or from time to time after the Series C Original Issue Date combine the outstanding shares of Common Stock into a smaller number of shares without a corresponding combination of Series C Convertible Preferred Stock, the Conversion Price in effect immediately before the combination shall be proportionately increased. Any adjustment under this Section 5(g) shall become effective at the close of business on the date the subdivision or combination becomes effective; provided, however, that such subdivision or combination shall not be adjusted for the 1 for 20 exchange or reverse stock split which is anticipated and disclosed in the Memorandum as part of the Plan of Recapitalization.

g) **Adjustment for Common Stock Dividends and Distributions.** If the Company at any time or from time to time after the Series C Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in additional shares of

Common Stock, in each such event the Conversion Price that is then in effect shall be decreased as of the time of such issuance or, in the event such record date is fixed, as of the close of business on such record date, by multiplying the Conversion Price then in effect by a fraction (1) the numerator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date, and (2) the denominator of which is the total number of shares of Common Stock issued and outstanding immediately prior to the time of such issuance or the close of business on such record date plus the number of shares of Common Stock issuable in payment of such dividend or distribution; provided, however, that if such record date is fixed and such dividend is not fully paid or if such distribution is not fully made on the date fixed therefor, the Conversion Price shall be recomputed accordingly as of the close of business on such record date and thereafter the Conversion Price shall be adjusted pursuant to this Section 5(h) to reflect the actual payment of such dividend or distribution.

h) **Adjustments for Other Dividends and Distributions.** If the Company at any time or from time to time after the Series C Original Issue Date makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, a dividend or other distribution payable in securities of the Company other than shares of Common Stock, in each such event provisions shall be made so that the holders of Series C Convertible Preferred Stock shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of other securities of the Company which they would have received had their Series C Convertible Preferred Stock been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the conversion date, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this Section 5 with respect to the rights of the holders of Series C Convertible Preferred Stock or with respect to such other securities by their terms.

i) **Adjustment for Reclassification, Exchange and Substitution.** If at any time or from time to time after the Series C Original Issue Date, Common Stock issuable upon the conversion of Series C Convertible Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend or a reorganization, merger, consolidation or sale of assets provided for

elsewhere in this Section 5), in any such event each holder of Series C Convertible Preferred Stock shall have the right thereafter to convert such stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification or other change by holders of the maximum number of shares of Common Stock into which such shares of Series C Convertible Preferred Stock could have been converted immediately prior to such recapitalization, reclassification or change, all subject to further adjustment as provided herein or with respect to such other securities or property by the terms thereof.

j) **Reorganizations, Mergers, Consolidations or Sales of Assets.** If at any time or from time to time after the Series C Original Issue Date, there is a capital reorganization of Common Stock (other than a recapitalization, subdivision, combination, reclassification, exchange or substitution of shares provided for elsewhere in this Section 5), as a part of such capital reorganization, provisions shall be made so that the holders of Series C Convertible Preferred Stock shall thereafter be entitled to receive upon conversion of Series C Convertible Preferred Stock the number of shares of stock or other securities or property of the Company to which a holder of the number of shares of Common Stock deliverable upon conversion would have been entitled on such capital reorganization, subject to adjustment in respect of such stock or securities by the terms thereof. In any such case, appropriate adjustment shall be made in the application of the provisions of this Section 5 with respect to the rights of the holders of Series C Convertible Preferred Stock after the capital reorganization to the end that the provisions of this Section 5 (including adjustment of the Conversion Price then in effect and the number of shares issuable upon conversion of the Series C Convertible Preferred Stock) shall be applicable after that event and be as nearly equivalent as practicable.

k) **Certificate of Adjustment.** In each case of an adjustment or readjustment of the Conversion Price for the number of shares of Common Stock or other securities issuable upon conversion of Series C Convertible Preferred Stock, if Series C Convertible Preferred Stock is then convertible pursuant to this Section 5, the Company, at its expense, shall compute such adjustment or readjustment in accordance with the provisions hereof and prepare a certificate showing such adjustment or readjustment, and shall mail such certificate, by first class mail, postage prepaid, to each registered holder of Series C Convertible Preferred Stock at the holder's address as shown in the Company's books. The certificate shall set forth such adjustment or readjustment, showing

in detail the facts upon which such adjustment or readjustment is based.

f) **Notices of Record Date.** Upon (i) any taking by the Company of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend or other distribution, or (ii) any Event of Liquidation (as defined in Section 3(c)) of the Company, the Company shall mail to each holder of Series C Convertible Preferred Stock at least ten (10) days prior to the record date specified therein a notice specifying (1) the date on which any such record is to be taken for the purpose of such dividend or distribution and a description of such dividend or distribution, (2) the date on which any such Event of Liquidation is expected to become effective, and (3) the date, if any, that is to be fixed as to when the holders of record of Common Stock (or other securities) shall be entitled to exchange their shares of Common Stock (or other securities) for securities or other property deliverable upon such Event of Liquidation.

vi) **Mandatory Conversion.**

a) Each share of Series C Convertible Preferred Stock shall automatically be converted into shares of Common Stock at the then effective Conversion Price, in the event of: (i) a qualifying initial public offering (the "Qualifying IPO"), (ii) a written direction of the holders of at least 50% of the Series C Convertible Preferred Stock issued and outstanding at the time, or (iii) upon approval of 50% of the stockholders of the Company and adoption by the Board of Directors of the Plan of Recapitalization. For purposes hereof, a "Qualifying IPO" shall be an underwritten public offering of Common Stock of not less than twenty million dollars ($20,000,000) in gross proceeds and, in connection therewith, the Common Stock becoming traded on either the NYSE, the ASE or the NASDAQ NMS.

b) Upon such automatic conversion, any declared and unpaid dividends shall be paid in accordance with the provisions of Section 5(g) above. Upon such automatic conversion, the outstanding shares of Series C Convertible Preferred Stock shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Company or its transfer agent; <u>provided</u>, <u>however</u>, that the Company shall not be obligated to issue certificates evidencing the shares of Common Stock issuable upon such conversion unless the certificates evidencing such shares of Series C Convertible Preferred Stock are either delivered to the Company or its transfer agent as provided below, or the

holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates.

vii) **No Reissuance of Series C Convertible Preferred Stock.** No share or shares of Series C Convertible Preferred Stock acquired by the Company by reason of redemption, purchase, conversion or otherwise shall be reissued; and in addition, this Amendment shall be appropriately amended to effect the corresponding reduction in the Company's authorized stock.

viii) **No Preemptive Rights.** No stockholders of the Company, including, without limitation, the holders of Series C Convertible Preferred Stock, shall have preemptive rights.

5. The Company's Board of Directors duly adopted the Amendment as the preferences, limitations, and relative rights of the Series C Convertible Preferred Stock by unanimous resolution on January 19, 2007.

6. Pursuant to Section 602(4) of the Act, the Company is not required to obtain shareholder approval to effectuate the Amendment.

The effective date and time of this document:

Date: 01-23-2007

Time: IMMEDIATELY UPON FILING

PACE HEALTH MANAGEMENT SYSTEMS, INC.

John Pappajohn
Title: President